License Agreement

This License Agreement dated May 1, 2012

BETWEEN

IMAGIN8
33 FRASER AVE SUITE G12 LIBERTY VILLAGE TORONTO, ON M6K 3J9
(The “Licensor”)

And

JOURNAL OF RADIOLOGY, INC.
(The “licensee”)

The licensor has agreed to grant the Licensee the right to market the products of the Licensor.

Duration – the duration of this agreement shall be for a period of Twelve months commencing on May 1, 2012 and thereafter on a month-by-month basis unless sooner terminated by the Licensor as provided for in this agreement.

License Fee – the Licensee will pay to the Licensor, without and deduction, abatement or setoff whatsoever, a fee equal to 30,000,000 restricted shares of the licensee. Said fees to be paid within forty-five days following the signing of this agreement.

JOURNAL OF RADIOLOGY, INC.

The Licensee shall have at its option the right to contact the suppliers of the Licensor either directly or by the Licensor on its behalf.

Termination – The licensor may at any time in it’s sole discretion, with sixty (60) days prior notice terminate this agreement and revoke the license granted herein for any reason whatsoever and upon such termination the License shall immediately stop the use of the license as described above.

Entire Agreement – This agreement contains all the obligations, representations and warranties in respect of the Licensed Facilities and the entire agreement between the parties concerning the subject matter of this agreement. The Licensee expressly disclaims reliance on any promises, inducements, representations, warranties, collateral agreements or conditions in entering into this agreement other as expressly set out in this agreement. Time is of the essence of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

Licensor:	Licensee:

IMAGIN8	JOURNAL OF RADIOLOGY, INC.
Per /s/ Nadav Elituv Nadav Elituv	Per /s/ Aaron Shrira Aaron Shrira